Exhibit 99.1

KATY NEWS
FOR IMMEDIATE RELEASE

KATY INDUSTRIES, INC.
REPORTS 2011 THIRD QUARTER RESULTS

BRIDGETON, MO – November 11, 2011 – Katy Industries, Inc. (OTC BB: KATY) today reported a net loss in the third quarter of 2011 of $1.1 million, or $0.14 per diluted share, versus net loss of $1.6 million, or $0.20 per diluted share, in the third quarter of 2010. Loss from continuing operations was $2.0 million in the third quarter of 2011 compared to $2.6 million in the third quarter of 2010. Operating loss was $1.4 million, or 4.2% of net sales, in the third quarter of 2011, compared to $2.3 million, or 6.9% of net sales, for the same period in 2010.

Financial highlights for the third quarter of 2011, as compared to the same period in the prior year, included:

•
Net sales in the third quarter of 2011 were $33.6 million, an increase of $0.2 million compared to the same period in 2010.  Net sales increased approximately 3.5% due to pricing and currency translation changes which were almost entirely offset by a 3.0% decrease due to volume shortfall in our Continental and Glit business units.

•
Gross margin was 10.6% in the third quarter of 2011, an increase from 7.1% in the third quarter of 2010.  The increase was primarily a result of lower headcount, reduced occupancy expense resulting from the relocation of our Wilen facility from Atlanta, Georgia to Bridgeton, Missouri, and lower depreciation from assets becoming fully depreciated.

•
Selling, general and administrative expenses were $4.6 million for the third quarter of 2011 compared to $4.1 million in the third quarter of 2010. The variance was primarily due to a favorable adjustment made in the prior year to the environmental reserves as a result of the expiration of statutes of limitation on certain claims.

During the third quarter of 2011, Katy reported expense from severance, restructuring and related charges of $0.4 million associated with its noncancelable lease liability for an abandoned facility, and the related sub-lease rental. During the third quarter of 2010, Katy reported expense from severance, restructuring and related charges of $0.7 million associated with the Company’s initiative to close its Wilen facility in Atlanta, Georgia and relocate the manufacturing and distribution functions to Bridgeton, Missouri.

With the sale of certain assets and liabilities related to the DISCO division of Continental Commercial Products, LLC on October 4, 2011, all activity associated with this division has been classified as discontinued operations. Income from operations for this division was approximately $0.9 million for the three months ended September 30, 2011, and $1.0 million for the three months ended October 1, 2010.

Katy also reported a net loss for the nine months ended September 30, 2011 of $3.7 million, or $0.46 per diluted share, versus a net loss of $2.2 million, or $0.28 per diluted share, for the nine months ended October 1, 2010. Loss from continuing operations was $6.6 million in the first nine months of 2011 compared to $4.9 million in the first nine months of 2010. Operating loss was $5.4 million, or 5.8% of net sales, for the nine months ended September 30, 2011, compared to $6.7 million, or 6.9% of net sales, in the same period in 2010.

Financial highlights for the nine months ended September 30, 2011, as compared to the nine months ended October 1, 2010, included:

•
Net sales for the nine months ended September 30, 2011 were $93.7 million, a decrease of $4.1 million, or 4.1%, compared to the same period in 2010. The majority of the decrease was a result of volume shortfall in our Continental and Glit business units, partially due to four less shipping days in the first nine months of 2011 than in the first nine months of 2010 due to inclement weather shutdowns. Net sales increased approximately 2.6% year over year due to pricing and currency translation changes.

•
Gross margin was 9.5% for the nine months ended September 30, 2011, a slight decrease from 9.6% for the same period a year ago. Gross margin was impacted by an unfavorable variance in our LIFO adjustment of $0.2 million resulting from inventory fluctuations and increased resin prices. Excluding the LIFO adjustment, gross margin increased 0.1 percentage points from the first nine months of 2010. The increase was a result of lower headcount, reduced occupancy costs related to the relocation of our Wilen facility, and lower depreciation from assets becoming fully depreciated. These favorable variances were almost entirely offset by increased raw material costs.

•
Selling, general and administrative expenses were $13.9 million for the first nine months of 2011, a $1.4 million reduction from the same period a year ago. The decrease was a result of cost-cutting efforts including, but not limited to, a reduction in supervisor salary expenses and headcount reduction, as well as decreases in stock-based compensation expense due to our lower stock price and the reversal of prior years’ compensation expense as a result of cancelled unvested stock options during the nine months ended September 30, 2011.

During the nine months ended September 30, 2011, Katy reported expense from severance, restructuring and related charges of $0.4 million associated with its noncancelable lease liability for an abandoned facility, and the related sub-lease rental. During the nine months ended October 1, 2010, Katy reported expense from severance, restructuring and related charges of $1.0 million associated with the Company’s initiative to close its Wilen facility in Atlanta, Georgia and relocate the manufacturing and distribution functions to Bridgeton, Missouri.

Other income during the nine months ended October 1, 2010 consisted primarily of a $2.1 million gain recognized from the settlement of an existing obligation due to Pentland USA, Inc. (“Pentland”).

Income from discontinued operations was approximately $2.9 million for the nine months ended September 30, 2011, and $2.7 million for the nine months ended October 1, 2010.

Operations used $1.2 million of free cash flow in the first nine months of 2011 compared to $5.8 million during the same period a year ago.  The usage in the prior year was primarily a result of a $3.1 million letter of credit cash collateralization payment to Bank of America and a $2.0 million settlement payment to Pentland.  Free cash flow, a non-GAAP financial measure, is discussed further below.

Debt at September 30, 2011 was $24.9 million (83% of total capitalization), versus $22.9 million (72% of total capitalization) at December 31, 2010.

“We saw a stabilization of volume in the third quarter with improved operational performance in the face of continued raw material inflation,” stated David J. Feldman, Katy’s President and Chief Executive Officer.  “The operational improvements combined with our new credit facility make us confident of our ability to reach profitability as the overall economy improves.”

Non-GAAP Financial Measures
To provide transparency about measures of Katy’s financial performance which management considers most relevant, the Company supplements the reporting of Katy’s consolidated financial information under GAAP with a non-GAAP financial measure, Free Cash Flow.  Free Cash Flow is defined by Katy as cash flow from operating activities less capital expenditures. A reconciliation of this non-GAAP measure to a comparable GAAP measure is provided in the “Statements of Cash Flows” accompanying this press release. This non-GAAP financial measure should be considered in addition to, and not as a substitute or superior to, the other measures of financial performance prepared in accordance with GAAP. Using only the non-GAAP financial measure to analyze the Company’s performance would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material.  Management compensates for these limitations by utilizing both the GAAP and non-GAAP measures reflected below to understand and analyze the results of its business. Katy believes this measure is nonetheless useful to management and investors in measuring cash generated that is available for repayment of debt obligations, investment in growth through acquisitions, new business development and stock repurchases.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward-looking statements include all statements of the Company’s plans, beliefs or expectations with respect to future events or developments and often may be identified by such words or phrases as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “may,” “should,” “will,” “continue,” “is subject to,” or similar expressions.  These forward-looking statements are based on the opinions and beliefs of Katy’s management, as well as assumptions made by, and information currently available to, the Company’s management.  Additionally, the forward-looking statements are based on Katy’s current expectations and projections about future events and trends affecting the financial condition of its business.  The forward-looking statements are subject to risks and uncertainties that may lead to results that differ materially from those expressed in any forward-looking statement made by the Company or on its behalf.  These risks and uncertainties include, without limitation, conditions in the general economy and in the markets served by the Company, including changes in the demand for its products; success of any restructuring or cost control efforts; an increase in interest rates; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers’ operations or other causes affecting availability of component materials or finished goods at reasonable prices; changes in product mix, costs and yields; labor issues at the Company’s facilities or those of its suppliers; legal claims or other regulator actions; and other risks identified from time to time in the Company’s filings with the SEC, including its Report on Form 10-K for the year ended December 31, 2010. Katy undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Katy Industries, Inc. is a diversified corporation focused on the manufacture, import and distribution of commercial cleaning products and consumer home products.

Company contact:
Katy Industries, Inc.
James W. Shaffer
(314) 656-4321

KATY INDUSTRIES, INC. SUMMARY OF OPERATIONS - UNAUDITED
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,	October 1,	September 30,	October 1,
	2011	2010	2011	2010

Net sales	$33,605	$33,427	$93,746	$97,779
Cost of goods sold	30,041	31,044	84,829	88,387
Gross profit	3,564	2,383	8,917	9,392
Selling, general and administrative expenses	4,570	4,124	13,929	15,286
Severance, restructuring and related charges	393	747	393	1,002
Loss (gain) on disposal of assets	6	(189)	16	(189)
Operating loss	(1,405)	(2,299)	(5,421)	(6,707)
Interest expense	(593)	(355)	(1,392)	(1,171)
Other, net	(42)	106	33	2,466
Loss from continuing operations before income tax (expense) benefit	(2,040)	(2,548)	(6,780)	(5,412)
Income tax (expense) benefit from continuing operations	(9)	(11)	239	501
Loss from continuing operations	(2,049)	(2,559)	(6,541)	(4,911)
Income from operations of discontinued business (net of tax)	917	974	2,852	2,673
Net loss	$(1,132)	$(1,585)	$(3,689)	$(2,238)

Net (loss) income per share of common stock - Basic and diluted:
Loss from continuing operations	$(0.26)	$(0.32)	$(0.82)	$(0.62)
Discontinued operations	0.12	0.12	0.36	0.34
Net loss	$(0.14)	$(0.20)	$(0.46)	$(0.28)

Weighted average common shares outstanding:
Basic and diluted	7,951	7,951	7,951	7,951

Other Information:

LIFO adjustment expense	$233	$213	$867	$715

KATY INDUSTRIES, INC. BALANCE SHEETS - UNAUDITED
(In thousands)

	September 30,	December 31,
Assets	2011	2010
Current assets:
Cash	$2,077	$1,319
Accounts receivable, net	15,469	11,508
Inventories, net	15,165	15,009
Other current assets	753	1,496
Assets held for sale	4,309	4,293
Total current assets	37,773	33,625

Other assets:
Goodwill	665	665
Intangibles, net	2,599	2,832
Other	3,045	3,160
Total other assets	6,309	6,657

Property and equipment	97,014	98,614
Less: accumulated depreciation	(77,427)	(76,002)
Property and equipment, net	19,587	22,612

Total assets	$63,669	$62,894

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$11,588	$10,619
Book overdraft	1,034	1,257
Accrued expenses	12,342	11,952
Payable to related party	1,625	500
Current maturities of long-term debt	6,362	1,275
Revolving credit agreement	18,504	15,432
Liabilities held for sale	1,650	1,345
Total current liabilities	53,105	42,380

Long-term debt, less current maturities	-	6,169
Other liabilities	5,391	5,306
Total liabilities	58,496	53,855

Stockholders' equity:
Convertible preferred stock	108,256	108,256
Common stock	9,822	9,822
Additional paid-in capital	27,110	27,385
Accumulated other comprehensive loss	(1,307)	(1,405)
Accumulated deficit	(117,271)	(113,582)
Treasury stock	(21,437)	(21,437)
Total stockholders' equity	5,173	9,039

Total liabilities and stockholders' equity	$63,669	$62,894

KATY INDUSTRIES, INC. STATEMENTS OF CASH FLOWS - UNAUDITED
(In thousands)

	Nine Months Ended
	September 30,	October 1,
	2011	2010
Cash flows from operating activities:
Net loss	$(3,689)	$(2,238)
Income from discontinued operations	(2,852)	(2,673)
Loss from continuing operations	(6,541)	(4,911)
Depreciation and amortization	3,622	4,896
Write-off and amortization of debt issuance costs	415	411
Stock-based compensation	(610)	(110)
Loss (gain) on sale or disposal of assets	16	(189)
Gain on settlement of existing obligation	-	(2,100)
	(3,098)	(2,003)
Changes in operating assets and liabilities:
Accounts receivable	(3,997)	(2,860)
Inventories	(213)	(397)
Other assets	977	(434)
Accounts payable	989	1,378
Accrued expenses	53	(500)
Payable to related party	1,125	-
Other	29	(2,625)
	(1,037)	(5,438)

Net cash used in continuing operations	(4,135)	(7,441)
Net cash provided by discontinued operations	3,141	2,422
Net cash used in operating activities	(994)	(5,019)

Cash flows from investing activities:
Capital expenditures	(238)	(745)
Proceeds from sale of assets	81	128
Net cash used in continuing operations	(157)	(617)
Net cash used in discontinued operations	-	(28)
Net cash used in investing activities	(157)	(645)

Cash flows from financing activities:
Net borrowings	3,353	6,114
Decrease in book overdraft	(223)	(918)
Proceeds from term loans	-	8,182
Repayments of term loans	(1,081)	(7,299)
Direct costs associated with debt facilities	(272)	(597)
Net cash provided by financing activities	1,777	5,482

Effect of exchange rate changes on cash	132	43
Net increase (decrease) in cash	758	(139)
Cash, beginning of period	1,319	747
Cash, end of period	$2,077	$608

Reconciliation of free cash flow to GAAP Results:

Net cash used in operating activities	$(994)	$(5,019)
Capital expenditures	(238)	(745)
Free cash flow	$(1,232)	$(5,764)